UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 29, 2023

JBG SMITH PROPERTIES

(Exact name of Registrant as specified in its charter)

Maryland	001-37994	81-4307010
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4747 Bethesda Avenue Bethesda MD Suite 200	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 333-3600

Former name or former address, if changed since last report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.01 per share	JBGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On June 29, 2023, JBG SMITH Properties LP (“JBG SMITH LP”), the operating partnership of JBG SMITH Properties (the “Company”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent (the “Agent”), and the lenders party thereto as set forth in the Credit Agreement. The Credit Agreement provides for a $750.0 million senior unsecured revolving credit facility maturing June 29, 2027, which may be extended by one or both of the two six-month extension options at the election of JBG SMITH LP, subject to the payment of a 0.075% extension fee and satisfaction of other customary conditions (the “Revolving Credit Facility”). The Credit Agreement amends and restates the existing $1.0 billion Credit Agreement, dated as of July 18, 2017 (as previously amended, the “Existing Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto, and refinances and extends the maturity of the Existing Credit Agreement, that was scheduled to mature on January 7, 2025. The Credit Agreement includes the option to increase the Revolving Credit Facility or add term loans up to $500.0 million in the aggregate to the extent that the lenders (whether or not an existing lender under the Revolving Credit Agreement) agree to provide such additional credit commitments or loans. Under the Revolving Credit Facility loans may be made, repaid and redrawn at any time and from time to time until the maturity thereof. As of June 29, 2023, $62.0 million of loans were drawn under the Revolving Credit Facility.

The loans made under the Revolving Credit Facility bear interest, at JBG SMITH LP’s option, at a rate of either SOFR plus a spread ranging from 1.40% to 1.85% or the base rate plus a spread ranging from 0.30% to 0.75%, in each case, with the actual spread determined according to JBG SMITH LP’s percentage of indebtedness to a valuation of certain real property and assets. The base rate is the highest of the Agent’s prime rate, the federal funds rate plus 0.50% and the adjusted Term SOFR for a one-month tenor plus 1.0%. A facility fee is also payable, regardless of borrowings, equal to 0.15% to 0.30% per annum on the aggregate amount of the Revolving Credit Facility, with the actual fee determined according to JBG SMITH LP’s ratio of indebtedness to a valuation of certain real property and assets. The Credit Agreement also includes a sustainability component whereby the interest rate spread can decrease by up to 2 basis points upon the Company’s achievement of certain sustainability performance metrics specified in the Credit Agreement.

The Credit Agreement contains customary representations and warranties and affirmative, negative and financial covenants, including restrictions on mergers, affiliate transactions, and asset sales as well as the following financial maintenance covenants:

•	percentage of total indebtedness to a valuation of certain real property and assets of not more than 60%;

•	ratio of combined EBITDA to fixed charges of not less than 1.50 to 1.00;

•	percentage of secured indebtedness to a valuation of certain real property and assets of not more than 50%;

•	ratio of combined EBITDA for unencumbered properties to interest expense on unsecured debt of not less than 1.75 to 1.00; and

•	percentage of unsecured indebtedness to a valuation of certain unencumbered real property and assets of not more than 60%.

The Credit Agreement also includes customary events of default, the occurrence of which, following any applicable grace period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of JBG SMITH LP under the Credit Agreement to be immediately due and payable.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain of the Agents and lenders under the Credit Agreement, or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in this Current Report on Form 8-K under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of June 29, 2023, by and among JBG SMITH Properties LP, as Borrower, the financial institutions party thereto as lenders, and Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JBG SMITH PROPERTIES

June 29, 2023	By:	/s/ M. Moina Banerjee
M. Moina Banerjee
Chief Financial Officer (Principal Financial Officer)